Exhibit 99.1

EQT Completes Acquisition of Press Ganey

Boston, Massachusetts, October 21, 2016—Press Ganey Holdings, Inc. (NYSE:PGND) today announced the completion of its acquisition by EQT Equity fund EQT VII (“EQT”), part of the global private equity group EQT. Under the terms of the agreement, Press Ganey shareholders will receive $40.50 in cash for each share of Press Ganey common stock they hold.

The transaction was announced on August 9, 2016 and received approval from Press Ganey shareholders on October 19, 2016. As a result of the completion of the transaction, shares of Press Ganey common stock were removed from listing on the New York Stock Exchange (“NYSE”), with trading in Press Ganey shares suspended prior to the opening of business today.

Barclays and Goldman Sachs served as financial advisors to Press Ganey, and Latham & Watkins LLP and Richards, Layton & Finger, PA served as legal advisors to Press Ganey. BofA Merrill Lynch served as financial adviser to EQT, and Simpson Thacher & Bartlett LLP served as legal advisor to EQT Partners. Fully committed financing of the transaction was provided by Credit Suisse, Citi and BofA Merrill Lynch.

About Press Ganey

Press Ganey Holdings is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2016, we served more than 26,000 health care facilities.

About EQT

EQT is a leading global private equity group with approximately EUR 30 billion in raised capital. EQT has portfolio companies in Europe, Asia and the US with total sales of more than EUR 15 billion and circa 100,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership.

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For Press Ganey Holdings, Inc.:
(Investors)

Balaji Gandhi, 781-295-0390
SVP, Corporate Development
IR@pressganey.com

or
(Media)
Patricia Cmielewski, 781-234-8439
Chief Marketing Officer
pcmielewski@pressganey.com

or
For EQT:
European Media:
EQT
Kerstin Danasten, 46 8 506 55 334
Press Officer
press@eqtpartners.com

or
U.S. Media:
KEKST
Daniel Yunger or Ross Lovern, 212-521-4800
daniel.yunger@kekst.com / ross.lovern@kekst.com